JMG EXPLORATION SHAREHOLDERS APPROVE NAME CHANGE TO MEDIASHIFT, INCREASE IN AUTHORIZED SHARES, AND 1 FOR 2 REVERSE SPLIT

Ad Technology Company Operates AdVantage Networks and Travora as Subsidiaries

Glendale, Calif. – March 4, 2013 – JMG Exploration, Inc. (OTCBB: JMGE), doing business as MediaShift, a leading digital advertising technology company that monetizes private Internet networks while offering advertisers access to a rapidly growing audience platform targeting on-the-go consumers, announced that at a special meeting of stockholders held today at its corporate headquarters in Glendale, California, stockholders approved:

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Changing the company’s name to MediaShift, Inc. in order to more accurately reflect the company’s focus on advertising technologies;

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Increasing the authorized number of shares of the company’s common stock from 25,000,000 to 100,000,000, and

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Implementing a reverse stock split of the company’s common stock of one share for every two (1-for-2) shares outstanding.

These actions, along with a new trading symbol for the common stock to be announced, will become effective upon regulatory approvals and filings.

“These shareholder actions confirm the Company’s transition to a leader in next generation digital advertising,” said David Grant, CEO of MediaShift.

David Eastman, MediaShift’s CFO, added, “We’d also like to remind our shareholders that the expiration date of our common stock warrants previously scheduled to expire in January 2013 was extended to February 28, 2014, as disclosed in a Form 8-k filed with the SEC on November 28, 2012. While the warrants will be subject to the reverse split, all other terms of the warrants were unchanged”.

AdVantage Networks, a wholly-owned subsidiary, enables operators of private Internet networks to monetize their audiences through one of the fastest growing distributed ad technology platforms in the world. AdVantage Networks expects to deploy its technology through hotels and airports across North America and other key global destinations in 2013.

MediaShift recently acquired Travora, a leading travel ad network, and is leveraging the ad technology of AdVantage Networks to enhance Travora’s offerings with more robust tech-based solutions for advertisers and publishers. With over 30 million unique visitors per month, Travora and AdVantage Networks will offer advertisers one of the largest audience platforms targeting on-the-go consumers.

To learn more visit: www.mediashift.com.

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About MediaShift

MediaShift is a digital advertising technology company that monetizes private Internet networks while offering advertisers access to one of the fastest growing audience platforms targeting on-the-go consumers. Through AdVantage Networks, a wholly-owned subsidiary, patented technology enables operators of private Internet networks to monetize their audiences through one of the fastest growing distributed ad technology platforms in the world. Through Travora, another wholly-owned subsidiary, advertisers can access a leading global travel ad network and leverage rich data profiles for exceptional audience segmentation, across multiple devices, while gaining unmatched data insights.

Media Contacts:

Nicole Jordan

nicole@radixcollective.com

(310) 988-9157